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                                                  OMB Number           3235-0287
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                                                  hours per response ....... 0.5
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

   New York             NY                      10004
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


   Hexcel Corporation (NYSE:HXL)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   December 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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================================================================================
7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$0.01 per share                                                                                  (1)            (1)       (1)
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock
Options (right to   $9.3125  12/19/00  A   V    (2)          (2)      12/19/10 Common    10,000           (2)       (2)      (1)(2)
buy)(2)                                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Options (right to   $9.3125  12/19/00  A   V    (3)          (3)      12/19/10 Common    10,000           (3)       (3)      (1)(3)
buy)(3)                                                                        Stock
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====================================================================================================================================

Explanation of Responses:  (SEE ATTACHED PAGES)




      (See Attached Pages)                                   January 10, 2001
---------------------------------------------            -----------------------
      (**)Signature of Reporting Person                           Date
       Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Item 1:  The Goldman Sachs Group, Inc.
         85 Broad Street
         New York, NY 10004
Item 2:  December 2000
Item 4:  Hexcel Corporation (HXL)




Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000, G.P., L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street" and, together with GS Capital, GS Offshore, GS Germany and GS Employee, the "Limited Partnerships"), LXH Holdings Corp. ("LXH Corp."), LXH Holdings, L.P. ("LXH L.P."), LXH, L.L.C. ("LXH"), and LXH II, L.L.C. ("LXH II" and, together with LXH, the "Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, the Limited Partnerships, LXH Corp., LXH L.P., and the Purchasers, collectively, the "Filing Persons"). The principal business address of each Filing Person (other than GS Offshore, GS oHG, GS Germany and GS GmbH) is 85 Broad Street, New York, NY 10004. The principal business address for GS Offshore is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS oHG, GS GmbH and GS Germany is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

(1) GS Group and Goldman Sachs may be deemed to own beneficially and indirectly an aggregate of 14,525,000 shares of Common Stock by reason of the beneficial ownership of such shares by the Purchasers.

          Affiliates of GS Group and Goldman Sachs are the managing members of the Purchasers. Affiliates of GS Group and Goldman Sachs are the general partners or managing partners of the Limited Partnerships. Goldman Sachs is the investment manager of the Limited Partnerships. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the shares of Common Stock owned beneficially and directly by the Purchasers and owned beneficially and indirectly by the Limited Partnerships, except to the extent of their pecuniary interest therein.

          Each of (i) GS Capital, the managing member of LXH, the managing general partner of LXH L.P. and the sole stockholder of LXH Corp., and (ii) GS Advisors, the general partner of GS Capital, may be deemed to own beneficially and indirectly an aggregate of 8,272,312 shares of Common Stock by reason of LXH's beneficial ownership of such shares. Each of GS Capital and GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          LXH Corp., the limited partner of LXH L.P., may be deemed to own beneficially and indirectly 221,325.7 shares of Common Stock by reason of LXH's beneficial ownership of such shares. LXH Corp. disclaims beneficial ownership of the securities described herein except to the extent of its pecuniary interest therein.

          LXH L.P., a member of LXH, may be deemed to own beneficially and indirectly 257,299.2 shares of Common Stock by reason of LXH's beneficial ownership of such shares. LXH L.P. disclaims beneficial ownership of the securities described herein except to the extent of its pecuniary interest therein.

          LXH may be deemed to own beneficially and directly 8,272,312 shares of Common Stock.

          Each of (i) GS Offshore, the managing member of LXH II, and (ii) GS Advisors, the general partner of GS Offshore, may be deemed to own beneficially and indirectly 3,005,843 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Offshore and GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          Each of (i) GS Germany, a member of LXH II, (ii) GS GmbH, the sole managing partner of GS Germany, and (iii) GS oHG, the sole managing partner of GS GmbH, may be deemed to own beneficially and indirectly 345,764 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Germany, GS GmbH and GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          Each of (i) GS Employee, a member of LXH II and (ii) GS Employee 2000, the general partner of GS Employee, may be deemed to own beneficially and indirectly 2,628,354 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Employee and GS Employee 2000 disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          Each of (i) Stone Street, a member of LXH II and (ii) Stone 2000, the general partner of Stone Street, may be deemed to own beneficially and indirectly 272,727 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of Stone Street and Stone 2000 disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          LXH II may be deemed to own beneficially and directly 6,252,688 shares of Common Stock.

(2) GS Group may be deemed to beneficially own 10,000 options granted pursuant to the Hexcel Incentive Stock Plan to Sanjeev K. Mehra, a managing director of Goldman Sachs, an indirect wholly-owned subsidiary of GS Group, in his capacity as a director of the Issuer. These options are exercisable in three equal annual increments beginning on December 19, 2000. Sanjeev K. Mehra has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

(3) GS Group may be deemed to beneficially own 10,000 options granted pursuant to the Hexcel Incentive Stock Plan to Peter M. Sacerdote, an advisory director of Goldman Sachs, an indirect wholly-owned subsidiary of GS Group, in his capacity as a director of the Issuer. These options are exercisable in three equal annual increments beginning on December 19, 2000. Peter M. Sacerdote has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

                                SIGNATURES:

                                     THE GOLDMAN SACHS GROUP, INC.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GOLDMAN, SACHS & CO.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GS ADVISORS 2000, L.L.C.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GOLDMAN, SACHS & CO. oHG

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GOLDMAN SACHS MANAGEMENT GP GmbH

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GS EMPLOYEE FUNDS 2000, G.P., L.L.C.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact

                                     STONE STREET 2000, L.L.C.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GS CAPITAL PARTNERS 2000, L.P.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GS CAPITAL PARTNERS 2000 GMBH & CO.
                                     BETEILIGUNGS KG

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     GS CAPITAL PARTNERS 2000
                                     EMPLOYEE FUND, L.P.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     STONE STREET FUND 2000, L.P.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact

                                     LXH HOLDINGS CORP.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     LXH HOLDINGS, L.P.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     LXH, L.L.C.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact


                                     LXH II, L.L.C.

                                     By:  /s/ Hans L. Reich
                                        --------------------------------
                                        Name:  Hans L. Reich
                                        Title: Attorney-in-fact